UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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☐ Preliminary Proxy Statement ☒ Definitive Proxy Statement ☐ Definitive Additional Materials ☐ Soliciting Material Pursuant to §240.14a-12	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Constellation Energy Partners LLC

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Constellation Energy Partners LLC

1801 Main Street, Suite 1300

Houston, Texas 77002

September 15, 2010

Dear Unitholder:

You are invited to attend our annual meeting of unitholders to be held on Wednesday, October 27, 2010, at 8:00 a.m. local time at 1801 Main Street, Suite 1300, Houston, Texas 77002. Enclosed is our 2009 Annual Report for your review.

At the annual meeting, common unitholders will be voting on the following business matters: the election of Class B managers and the ratification of our independent registered public accounting firm for 2010. The Class A unitholders will be voting only on the second proposal. Please consider the issues presented and vote your common units as promptly as possible.

Your vote is important. Whether or not you plan to attend the annual meeting, please complete your proxy card and return it to us to ensure that your vote is counted. If you hold your units through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your units.

Thank you for your continued support of Constellation Energy Partners.

Sincerely,

John R. Collins

Chairman of the Board

Constellation Energy Partners LLC

1801 Main Street, Suite 1300

Houston, Texas 77002

Notice of Annual Meeting of Unitholders

To the Owners of Common Units and Class A Units of Constellation Energy Partners LLC:

Our annual meeting of unitholders will be held on Wednesday, October 27, 2010 at 8:00 a.m. local time at 1801 Main Street, Suite 1300, Houston, Texas 77002 to:

1.	select Class B managers;

2.	ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2010; and

3.	transact any other business that properly comes before the meeting, or any adjournment thereof.

The board of managers recommends a vote “FOR” each of the Class B manager nominees and the ratification of the independent registered public accounting firm.

We discuss the above business matters in more detail in the attached Proxy Statement.

Only holders of record of our common units and Class A units at the close of business on September 3, 2010 will be entitled to vote.

Lisa J. Mellencamp

Secretary

September 15, 2010

Important Notice Regarding the Availability of Proxy Materials

for the Unitholder Meeting to Be Held on October 27, 2010:

The Proxy Statement and 2009 Annual Report are available at

www.constellationenergypartners.com/proxymaterials

Constellation Energy Partners LLC

Proxy Statement

QUESTIONS & ANSWERS ON VOTING PROCEDURES

Who is entitled to vote at the annual meeting, and how many votes do they have?

With respect to Proposals Nos. 1 and 2, holders of record of our common, or Class B, units who owned common units as of the close of business on September 3, 2010 may vote at the meeting. Each common unit has one vote. There were 23,975,005 common units outstanding and eligible to vote on that date. With respect to Proposal No. 2, holders of record of our Class A units who owned Class A units as of the close of business on September 3, 2010 may vote at the meeting. Each Class A unit has one vote. There were 489,286 Class A units outstanding and eligible to vote on that date. The Class A units may not be voted in respect of Proposal No. 1.

When were the enclosed solicitation materials first given to unitholders?

The enclosed Annual Report and proxy card, together with the Notice of Annual Meeting and Proxy Statement, were first sent, or given, to unitholders on or about September 15, 2010.

What is a quorum of unitholders?

A quorum is the presence at the annual meeting in person or by proxy of a majority of each class of unitholders then outstanding and entitled to vote. Since there were 23,975,005 common units outstanding and eligible to vote on September 3, 2010, the presence of holders of 11,987,504 common units is a quorum with respect to the common units. Since there were 489,286 Class A units outstanding and eligible to vote on September 3, 2010, the presence of holders of 244,644 Class A units is a quorum with respect to the Class A units. We must have a quorum of both the common units and the Class A units to conduct the meeting.

How many votes does it take to pass each matter?

If a quorum of unitholders is present at the meeting, we need:

•	a plurality of all the votes cast by holders of common units to elect each Class B manager nominee; and

•	a majority of all the votes cast by holders of common units and Class A units to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

How are abstentions and broker non-votes treated?

Abstentions and broker non-votes count for purposes of determining the presence of a quorum. “Broker non-votes” occur when a bank, broker or other holder of record holding units for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. For all matters, abstentions and broker non-votes will not have any effect on the result of the vote.

How do I vote?

You must be present, or represented by proxy, at the annual meeting in order to vote your units. Since many of our common unitholders are unable to attend the meeting in person, we send proxy cards to all of our common unitholders. If you plan on attending the annual meeting in person and need directions to the meeting site, please contact Investor Relations at (877) 847-0009.

If my units are held in “street name” by my broker, will my broker vote my units for me?

If your units are held in a brokerage account, you will receive a full meeting package including a voting instructions form to vote your units. Your brokerage firm may permit you to provide voting instructions by telephone or by the Internet. Brokerage firms have the authority under NYSE Arca rules to vote their clients’ unvoted units on certain routine matters. The matter covered by No. 2 to ratify the appointment of our auditor is considered a routine matter under the rules of the NYSE Arca. Therefore, if you do not vote on this proposal, your brokerage firm may choose to vote for you or leave your units unvoted. Your brokerage firm is not permitted, however, to vote your units on Proposal No. 1 to elect Class B manager nominees. We urge you to respond to your brokerage firm so that your vote will be cast in accordance with your instructions.

What is a proxy?

A proxy is another person you authorize to vote on your behalf. We solicit proxy cards that are used to instruct the proxy how to vote so that all common units may be voted at the annual meeting even if the holders do not attend the meeting.

How will my proxy vote my units?

If you properly sign and return your proxy card or voting instructions form, your units will be voted as you direct. If you sign and return your proxy card or voting instructions form, but do not specify how you want your units voted, they will be voted “FOR” the election of each Class B manager nominee and “FOR” the ratification of the appointment of our independent registered public accounting firm. Also, you will give your proxies authority to vote, using their discretion, on any other business that properly comes before the meeting, including to adjourn the meeting.

How do I vote using my proxy card?

There are three steps.

1.	Vote on each of the matters as follows:

•	Proposal No. 1. The names of the Class B manager nominees are listed on your proxy card. Check the box “FOR” or “WITHHOLD” for each nominee; and

•	Proposal No. 2. Check the box “FOR” or “AGAINST,” or “ABSTAIN” (to cast no vote).

2.	Sign and date your proxy card. If you do not sign and date your proxy card, your votes cannot be counted.

3.	Mail your proxy card in the pre-addressed, postage-paid envelope.

Please check the box on your proxy card if you plan to attend the annual meeting.

Can I vote by proxy even if I plan to attend the annual meeting?

Yes. If you vote by proxy and decide to attend the annual meeting, you do not need to fill out a ballot at the meeting, unless you want to change your vote.

Why might I receive more than one proxy card? Should I vote on each proxy card I receive?

First, you may have various accounts with us that are registered differently, perhaps in different names or with different social security or federal tax identification numbers. Second, you may also own units indirectly through your broker. Your broker will send you a proxy card or voting instructions form for these units. You should vote on each proxy card or voting instructions form you receive and mail it to the address shown on the proxy card or form.

How do I change my vote or revoke my proxy?

You may change your vote at any time before the annual meeting by:

•	notifying Lisa J. Mellencamp, Secretary, in writing at Constellation Energy Partners LLC, 1801 Main Street, Suite 1300, Houston, Texas 77002, that you are changing your vote or revoking your proxy; or

•	completing and sending in another proxy card or voting instructions form with a later date; or

•	attending the annual meeting and voting in person.

Who is soliciting my proxy, how is it being solicited, and who pays the cost?

Constellation Energy Partners LLC on behalf of the board of managers, through its managers, officers and employees, is soliciting proxies primarily by mail. However, proxies may also be solicited in person, by telephone or facsimile. We pay the cost of soliciting proxies.

MATTERS YOU ARE VOTING ON

Proposal No. 1: Election of Class B Managers

The board of managers consists of two Class A managers, who are elected by the Class A unitholder, and three Class B managers, who are elected by the common unitholders. Each of the three current Class B managers has been nominated by the board of managers for election as a Class B manager at the 2010 annual meeting to serve until the 2011 annual meeting of common unitholders or until their respective successors are elected and qualified. Each of the nominated Class B managers agrees to serve if elected. However, if for some reason one of them is unable to serve or for good cause will not serve, your proxies will vote for the election of another person nominated by the board of managers. Biographical information for each of the nominees and other information about them is presented beginning on page 5. The board of managers recommends a vote “FOR” each Class B manager nominee.

Proposal No. 2: Ratification of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for 2010

This proposal is to ratify our appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2010. See Proposal No. 2 on page 34. The board of managers recommends a vote “FOR” Proposal No. 2.

Other Business Matters

The board of managers is not aware of any other business for the annual meeting. However:

•	if any of the persons nominated to serve as Class B managers are unable to serve or for good cause will not serve and the board of managers designates a substitute nominee;

•

if any unitholders’ proposal, which is not in this proxy statement or on the proxy card or voting instructions form pursuant to Rule 14a-8 or 14a-9 of the Securities Exchange Act of 1934, is presented for action at the meeting, or

•	if any matters concerning the conduct of the meeting are presented for action,

then unitholders present at the meeting may vote on such items. If you are represented by proxy, your proxy will vote your common units using his or her discretion.

PROPOSAL NO. 1: ELECTION OF CLASS B MANAGERS

Vote Required; Recommendation of the Board of Managers

Class B managers are elected by a plurality of the votes cast by common unitholders, assuming a quorum is present. Abstentions and broker non-votes have no effect on this proposal, except they will be counted as having been present for purposes of determining the presence of a quorum.

THE BOARD OF MANAGERS UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE BOARD OF MANAGERS’ CLASS B MANAGER NOMINEES. IF NOT OTHERWISE SPECIFIED IN PROXY CARDS, THE PROXIES WILL VOTE UNITS “FOR” EACH OF THE BOARD OF MANAGERS’ NOMINEES.

Class B managers are elected each year at the Annual Meeting of Unitholders. All three of our current Class B members have been nominated to stand for re-election at the Annual Meeting. At the Annual Meeting, our common unitholders will consider and act upon a proposal to elect three Class B managers to our board of managers to serve until the 2011 Annual Meeting of Unitholders. We encourage our manager nominees to attend our annual meetings to provide an opportunity for unitholders to communicate directly with managers about issues affecting our company. We anticipate that all manager nominees will attend the Annual Meeting.

Information concerning the three Class B manager nominees is set forth below.

Class B Manager Nominees

Name	Age	Position with Our Company	Manager Since
Richard H. Bachmann	57	Independent Manager	2006
Richard S. Langdon	60	Independent Manager	2006
John N. Seitz	58	Independent Manager	2006

Richard H. Bachmann has been an independent member of our board of managers and our audit, compensation, conflicts and nominating and governance committees and has been the chairman of our conflicts committee since November 2006. Mr. Bachmann joined the general partner (the “General Partner”) of Enterprise Products Partners L.P. (“Enterprise”) and Enterprise Products Company, a privately-held affiliate of Enterprise, as Executive Vice President, Chief Legal Officer and Secretary in January, 1999. Also since January 1999, Mr. Bachmann has served as a Director of Enterprise Products Company. He previously served as a Director of the General Partner from June 2000 to January 2004 and was re-elected and continued as a Director of the General Partner from February 2006 until April 2010. Mr. Bachmann was elected Group Vice Chairman, Chief Legal Officer and Secretary of Enterprise Products Company in December 2007. Since April 2010, Mr. Bachmann has been and continues as the President and Chief Executive Officer of Enterprise Products Company. From August 2005 until April 2010, Mr. Bachmann served as Executive Vice President, Chief Legal Officer and Secretary of EPE Holdings LLC, the sole general partner of Enterprise GP Holdings L.P., a publicly-traded partnership and an affiliate of Enterprise. Mr. Bachmann was also elected a Director of EPE Holdings in February 2006. In April 2010, Mr. Bachmann resigned his positions as Chief Legal Officer and Secretary of EPE Holdings LLC, but remains as a director and an Executive Vice President of that company. In October 2006, Mr. Bachmann was elected President, Chief Executive Officer and a Director of DEP Holdings LLC, the sole general partner of Duncan Energy Partners L.P., a publicly-traded partnership, but resigned those positions in April 2010 to devote more time to his position at Enterprise Products Company. All of the foregoing entities perform various transportation and other services to the energy and petrochemical industries. Prior to joining Enterprise Products Company in 1999, Mr. Bachmann served as a Partner in the law firms of Snell & Smith P.C. from 1993 to 1998 and Butler & Binion from 1988 to 1993.

Richard S. Langdon has been an independent member of our board of managers and our audit, compensation, conflicts, and nominating and governance committees and has been chairman of our audit committee since November 2006. Mr. Langdon is also currently the President and Chief Executive Officer of Matris Exploration Company L.P. and Sigma Energy Ventures, LLC, and Executive Vice President of KMD Operating Company, LLC, each of which is a privately held exploration and production company. From 1997 until 2002, Mr. Langdon served as Executive Vice President and Chief Financial Officer of EEX Corporation, a publicly traded exploration and production company that merged with Newfield Exploration Company in 2002. Prior to that, Mr. Langdon held various positions with the Pennzoil Companies from 1991 to 1996, including Executive Vice President—International Marketing—Pennzoil Products Company; Senior Vice President—Business Development—Pennzoil Company; and Senior Vice President—Commercial & Control—Pennzoil Exploration & Production Company. Langdon also serves as a director of Gasco Energy, Inc., a publicly traded exploration and production company.

John N. Seitz has been an independent member of our board of managers and our audit, compensation, conflicts, and nominating and governance committees and has been chairman of our compensation and nominating and governance committees since November 2006. Mr. Seitz is also currently Vice Chairman of the Board of Endeavour International Corporation, a publicly traded oil and gas exploration and production company, and a director for ION Geophysical Corporation, f/k/a Input Output, Inc., a publicly traded provider of seismic products and services. In February 2004, Mr. Seitz founded Endeavour International Corporation and served as its co-Chief Executive Officer until September 2006. Prior to founding Endeavour International Corporation, Mr. Seitz served as Chief Executive Officer, President and Chief Operating Officer of Anadarko Petroleum Corporation from January 2002 to March 2003, and prior to being named Chief Executive Officer, President and Chief Operating Officer, Mr. Seitz was the Chief Operating Officer and President of Anadarko Petroleum Corporation beginning in 1999. Mr. Seitz also served as Anadarko Petroleum Corporation’s Executive Vice President, Exploration and Production and as a member of its board of directors from 1997 to 1999.

Managers Designated by the Class A Unitholder

Constellation Energy Partners Management, LLC, or CEPM, is an affiliate of Constellation Energy Group, Inc., or Constellation, and as the sole owner of our Class A units, is entitled to elect two members to the board of managers voting as a separate class. This right can be eliminated only upon a proposal submitted by or with the consent of our board of managers and the vote of the holders of not less than 66 2/3% of our outstanding common units.

The names and certain additional information with respect to each of the two members of the board of managers designated by CEPM are set forth below. Although CEPM has already designated the following persons as its nominees to the board of managers, CEPM has informed us that these persons will be officially elected and become members of the board of managers as of the date of the Annual Meeting to serve a one-year term or until their successors are duly elected and qualified or until their earlier death, resignation or removal. The members of the board of managers designated by CEPM have consented to be named in this proxy statement.

Name	Age	Position with Our Company	Manager Since
John R. Collins	53	Chairman of the Board	2006
Stephen R. Brunner	52	Manager	2008

John R. Collins is Chairman of our board of managers and has been a member of our board of managers since November 2006. Mr. Collins is also currently Senior Vice President of Constellation, a publicly traded energy company, a position that he has held since October 2008. Prior to serving in his current position, Mr. Collins was the Chief Financial Officer of Constellation from May 2007 to October 2008, and a member of Constellation’s Executive Committee, a Senior Vice President of Constellation from January 2004 to July 2007 and Constellation’s Chief Risk Officer from December 2001 until January 2008. Mr. Collins was also Managing Director—Finance and Treasurer of Constellation Power Source Holdings, Inc. from January 2000 to December 2001. From February 1997 to December 2001, Mr. Collins served as the senior financial officer of Constellation Energy Commodities Group, Inc., or CCG. Mr. Collins is the former Chairman of the Board of the Committee of Chief Risk Officers, an energy industry association of risk management professionals.

Stephen R. Brunner has been a member of our board of managers since March 2008 and also serves as our Chief Executive Officer, Chief Operating Officer, and President. He was appointed President and Chief Executive Officer of Constellation Energy Partners in March 2008 and became an employee of the company in January 2009. He continues to serve in the role of Chief Operating Officer of the company, a role he assumed in February 2008. Mr. Brunner has more than 25 years of experience operating oil and gas properties both domestically and internationally. Prior to joining Constellation Energy Partners, Mr. Brunner also served as a Vice President for CCG, where he provided support for Constellation Energy Partners in various operational activities. Prior to joining CCG in February 2008, Mr. Brunner served as the Executive Vice President of Operations for Pogo Producing Company, where he was responsible for all aspects of exploration, production, acquisition and divestiture activity for seven business units in the United States, Canada, New Zealand and Vietnam. During his 13-year tenure at Pogo, Mr. Brunner also served as Vice President of Operations, overseeing both domestic and international operations. He served as the Resident Manager of Thaipo Limited, a subsidiary of Pogo, as well as Offshore Operations Manager. Prior to his career with Pogo, he held various positions with Zilkha Energy Company, Chevron Corporation and Tenneco.

Determination of Independence

A majority of our managers are required to be independent in accordance with NYSE Arca listing standards. For a manager to be considered independent, the board of managers must affirmatively determine that such manager has no material relationship with us. When assessing the materiality of a manager’s relationship with us, the board of managers considers the issue from both the standpoint of the manager and from that of persons and organizations with whom or with which the manager has an affiliation. The board of managers has adopted standards to assist it in determining if a manager is independent. A manager will be deemed to have a material relationship with us and will not be deemed to be an independent manager if:

•	the manager has been an employee, or an immediate family member of the manager has been an executive officer, of us at any time during the past three years;

•

the manager has received, or an immediate family member of the manager has received, more than $100,000 in any twelve-month period in direct compensation from us, other than manager and committee fees or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), at any time during the past three years;

•

the manager has been affiliated with or employed by, or an immediate family member of the manager has been affiliated with or employed in a professional capacity by, a present or former internal or external auditor of us at any time during the past three years;

•

the manager has been employed, or an immediate family member of the manager has been employed, as an executive officer of another company where any of our present executives serve on that company’s compensation committee at any time during the past three years; or

•

the manager has been an executive officer or an employee, or an immediate family member of the manager has been an executive officer, of a company that makes payments to, or receives payments from, us for property or services in an amount that, in any single fiscal year, exceeds the greater of $200,000, or 5% of such other company’s consolidated gross revenues, at any time during the past three years.

The board of managers has determined that each of Messrs. Bachmann, Langdon and Seitz is independent under the NYSE Arca listing standards. In addition, the audit, compensation and nominating and corporate governance committees are composed entirely of independent managers in accordance with NYSE Arca listing standards, SEC requirements and other applicable laws, rules and regulations. Other than as set forth below, there are no transactions, relationships or other arrangements between us and our independent managers that need to be considered under the NYSE Arca listing standards in determining that such managers are independent.

We sold natural gas from the Black Warrior Basin to an affiliate of EPCO Inc. in each of 2009, 2008 and 2007, and the six months ended June 30, 2010. Mr. Bachman is an executive officer and director of Enterprise Products Company, also an affiliate of EPCO Inc. As the sales did not exceed 2% of the consolidated gross revenues of EPCO Inc. at any time during those periods, the board of managers determined that the relationship was immaterial and did not impair Mr. Bachmann’s independence.

Qualifications of Board of Managers

At the time of our initial public offering in November 2006, managers were selected to serve on our board of managers. Some of the key criteria for serving on our board of managers include:

•

Independence—Constellation is our largest unitholder and our former sponsor. Our board of managers has been structured to ensure that two Class A seats are held by representatives of Constellation and three Class B seats are held by individuals that are independent of Constellation. Messrs. Bachmann, Langdon, and Seitz are independent of Constellation.

•

E&P Experience—Our primary business is the acquisition, development and production of oil and natural gas properties as well as related midstream assets. We intend for those who serve on our board of managers to have prior experience in the oil and natural gas industry. Messrs. Brunner, Langdon, and Seitz have all either served as chief executive officers or as a chief operations officer of oil and natural gas companies or are the founder and owner of privately held oil and natural gas companies. Each of Messrs. Brunner, Langdon, and Seitz also have specialized technical, operational, and managerial experience in the energy industry.

•

Familiarity with Master Limited Partnerships—As CEP is a limited liability company, we intend for those who serve on our board of managers to have representative management or executive experience with publicly traded partnerships. Mr. Bachmann has extensive experience with publicly traded partnerships and has held several executive positions with the general partners of two publicly traded partnerships involved in the midstream business.

•

Corporate Governance, Financial and Other Management Experience—We intend for those who serve on our board of managers to have relevant business experience, including prior public company board experience. Each of Messrs. Bachmann, Langdon, and Seitz have served on other company boards, have chaired audit or compensation committees, or have specialized legal, business, or financial experience that is relevant to our company.

•	Class A Managers—Constellation has appointed Messrs. Brunner and Collins to represent its interests on our board of managers.

Since our initial public offering, all of our Class B managers have since been reelected by our unitholders. Constellation elects its Class A managers concurrent with our annual meeting.

Corporate Governance

Board Leadership Structure and Risk Oversight

Our board has three independent members as Class B managers and two managers appointed by Constellation as Class A managers. One of the Class A managers is currently our chief executive officer and the other Class A manager is our non-executive chairman of the board. Our independent board members are currently serving or have served as members of senior management of other public companies and have served as managers or directors of other public companies. We have four board committees comprised solely of independent managers, each with an independent manager serving as chair of the committee. We believe that the number of independent, experienced managers that make up our board, along with the oversight of the board by a Class A manager who is a non-executive chairman of the board, benefits our company and our unitholders.

Under our operating agreement and corporate governance guidelines, the chairman of the board is responsible for

•	chairing board meetings;

•	scheduling and setting the agendas for these meetings; and

•	providing information to board members in advance of each board meeting.

In addition, the board of managers has designated the chairman of the nominating and corporate governance committee to act as its “Lead Manager.” In that capacity, the current chairman, Mr. Seitz, has the following duties and authority:

•	presiding at all board meetings where the Chairman of the board of managers is not present;

•	serving as a liaison between the Chairman of the board of managers and the independent managers;

•	approving (i) information sent to the board and (ii) agendas and meeting schedules for board meetings;

•	calling meetings of the non-management managers;

•	ensuring his availability for direct consultation upon request of a major unitholder;

•	chairing the executive session of non-management managers; and

•	serving as a contact for unitholder complaints, other than those involving auditing/accounting matters.

Interested parties may communicate directly with Mr. Seitz in his capacity as Lead Manager by writing to the Secretary, Constellation Energy Partners LLC, 1801 Main Street, Suite 1300, Houston, Texas 77002.

In accordance with NYSE Arca requirements, our audit committee charter provides that the audit committee is responsible for overseeing the risk management function in the company. While the audit committee has primary responsibility for overseeing risk management, our entire board of managers is actively involved in overseeing risk management for the company. For example, on at least a quarterly basis, our audit committee and our full board receive a risk management report from the company’s chief financial officer. The full board also engages in periodic discussion with other company officers as the board may deem appropriate. In addition, each of our board committees considers the risks within its area of responsibilities. For example, our compensation committee considers the risks that may be implicated by our executive compensation programs. We believe that the leadership structure of our board supports the board’s effective oversight of our risk management.

On an annual basis, as part of our review of corporate governance, the board evaluates our board leadership structure to ensure that it remains the optimal structure for our company and our unitholders. We recognize that different board leadership structures may be appropriate for companies with different histories and cultures, as well as companies with varying sizes and performance characteristics. We believe our current leadership structure under which Mr. Collins, a Class A manager, serves as chairman of the board, the board committees are chaired by independent managers and a lead manager assumes specified responsibilities remains the optimal board leadership structure for our company and our unitholders at this time.

During 2009, the board of managers met 5 times. Each manager attended at least 75% of the meetings of the board and of each committee on which he served.

The board of managers has adopted a policy that encourages each manager to attend the annual meeting of unitholders. All of our managers attended the 2009 Annual Meeting of Unitholders.

Committees of the Board of Managers

Audit Committee

As described in the audit committee charter, the audit committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent public accountants to audit our financial statements, including assessing the independent auditor’s qualifications and independence, and establishes the scope of, and oversees, the annual audit. The committee also approves any other services provided by public accounting firms. The audit committee provides assistance to the board in fulfilling its oversight responsibility to the unitholders, the investment community and others relating to the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence and the performance of our internal audit function. The audit committee oversees our system of disclosure controls and procedures and system of internal controls regarding financial, accounting, legal compliance and ethics that management and our board of managers established. In doing so, it will be the responsibility of the audit committee to maintain free and open communication between the committee and our independent auditors, the internal accounting function and management of our company.

The board of managers has determined that the chairman of the audit committee is an “audit committee financial expert” as that term is defined in the applicable rules of the SEC. The committee held 5 meetings in 2009. Mr. Langdon is Chairman, and Messrs. Seitz and Bachmann are members of the audit committee.

Compensation Committee

As described in the compensation committee charter, the compensation committee establishes and reviews general policies related to our compensation and benefits. The compensation committee determines and approves, or makes recommendations to the board of managers with respect to, the compensation and benefits of our board of managers and our executive officers and employees. The role of the compensation committee is further discussed in Compensation Discussion and Analysis below.

The compensation committee held 11 meetings in 2009. Mr. Seitz is Chairman, and Messrs. Bachmann and Langdon are members of the compensation committee.

Conflicts Committee

Our board of managers has established a conflicts committee to review specific matters that the board believes may involve conflicts of interest, including transactions with related persons such as Constellation or its affiliates or our managers and executive officers. The conflicts committee determines if the resolution of the conflict of interest is fair and reasonable to our company. Our limited liability company agreement provides that members of the conflicts committee may not be officers or employees of our company, or directors, officers or employees of any of our affiliates, and must meet the independence standards for service on an audit committee of a board of directors as established by NYSE Arca and SEC rules. Any matters approved by the conflicts committee will be conclusively deemed to be fair and reasonable to our company and approved by all of our unitholders. However, the board is not required by the terms of our limited liability company agreement to submit the resolution of a potential conflict of interest to the conflicts committee, and may itself resolve such conflict of interest if the board determines that (i) the terms of the related person transaction are no less favorable to us than those generally being provided to or available from unrelated third parties or (ii) the transaction is fair and reasonable to us, taking into account the totality of the relationships between the parties involved. Any matters approved by the board in this manner will be deemed approved by all of our unitholders.

The conflicts committee held 7 meetings in 2009. Mr. Bachmann is Chairman, and Messrs. Seitz and Langdon are members of the conflicts committee.

Nominating and Governance Committee

As described in the nominating and governance committee charter, the nominating and governance committee nominates candidates to serve on our board of managers. The nominating and governance committee is also responsible for monitoring a process to review manager, board and committee effectiveness, developing and implementing our corporate governance guidelines, committee members and committee chairpersons and otherwise taking a leadership role in shaping the corporate governance of our company.

The nominating and governance committee held 4 meetings in 2009. Mr. Seitz is Chairman, and Messrs. Bachmann and Langdon are members of the nominating and governance committee.

We maintain on our website, www.constellationenergypartners.com, copies of the charters of each of the committees of the board of managers (except the conflicts committee which does not have a charter), as well as copies of our Corporate Governance Guidelines, Code of Ethics for Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, and Code of Business Conduct and Ethics. Copies of these documents are also available in print upon request of our Secretary. The Code of Business Conduct and Ethics provides guidance on a wide range of conduct, conflicts of interest and legal compliance issues for all of our managers, officers and employees, including the Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. We will post any amendments to, or waivers of, the Code of Business Conduct and Ethics applicable to our Chief Executive Officer, Chief Financial Officer or Principal Accounting Officer on our website.

Executive Officers

The following sets forth information with respect to our current executive officers:

Stephen R. Brunner, age 52, has served as our President and Chief Executive Officer since March 2008 and our Chief Operating Officer since February 2008. He also is a member of our board of managers. Mr. Brunner also served as Vice President for CCG from February 2008 to January 2009. From 2001 until November 2007, Mr. Brunner served as Executive Vice President, Operations of Pogo Producing Company, an oil and gas exploration company.

Charles C. Ward, age 50, has served as our Chief Financial Officer and Treasurer since March 2008. Mr. Ward also served as a Vice President of CCG from November 2005 until December 2008. Prior to that time, he was a Vice President of Enron North America Corp. from March 2002 to November 2005.

Michael B. Hiney, age 42, has served as our Chief Accounting Officer since March 2008. He also served as a Vice President of CCG from July 2006 until December 2008 where he served as Controller for Constellation Energy Partners. During the 16 years prior to that time, he held various positions at El Paso Exploration and Production Company, including Director and Assistant Controller from 2004 to June 2006.

Lisa J. Mellencamp, age 55, has served as our General Counsel and Secretary since January 2009. She served as Associate General Counsel for Constellation Energy Resources from March 2008 until December 2008 and as Senior Counsel of CCG from March 2005 to February 2008. Prior to that time she was Associate General Counsel at Duke Energy Americas from July 2003 to March 2005.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our managers and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership of our equity securities and reports of changes in ownership of our equity securities with the SEC. Such persons are also required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to us and written representations from our executive officers and managers, we believe that during 2009 all Section 16(a) reporting persons complied with all applicable filing requirements in a timely manner except for the Form 4 filed by our external counsel on behalf of Stephen R. Brunner on November 23, 2009, which was filed one business day late.

Nominations for Manager

The board of managers seeks diverse candidates who possess the background, skills and expertise to make a significant contribution to the board of managers, us and our unitholders. Annually, the nominating and corporate governance committee reviews the qualifications and backgrounds of the managers, as well as the overall composition of the board of managers, and recommends to the full board of managers the slate of Class B manager candidates to be nominated for election at the next annual meeting of unitholders. The board of managers has adopted a policy whereby the nominating and corporate governance committee will consider the recommendations of unitholders with respect to candidates for election to the board of managers and the process and criteria for such candidates will be the same as those currently used by us for manager candidates recommended by the board of managers or management.

Our Corporate Governance Guidelines, a copy of which is maintained on our website, www.constellationenergypartners.com, include criteria that are to be considered by the nominating and corporate governance committee and board of managers in considering candidates for nomination to the board of managers. These criteria require that a candidate:

•	has the business and/or professional knowledge and experience applicable to us, our business and the goals and perspectives of our unitholders;

•	is well regarded in the community, with a long-term, good reputation for highest ethical standards;

•	has good common sense and judgment;

•	has a positive record of accomplishment in present and prior positions;

•	has an excellent reputation for preparation, attendance, participation, interest and initiative on other boards on which he or she may serve; and

•	has the time, energy, interest and willingness to become involved with us and our future.

Within our Corporate Governance Guidelines there is no specific requirement that the nominating and corporate governance committee or the board of managers consider diversity in identifying candidates for nomination to the board of managers.

A unitholder who wishes to recommend to the nominating and corporate governance committee a nominee for manager for the 2011 Annual Meeting of Unitholders should submit the recommendation in writing to the Secretary, Constellation Energy Partners LLC, 1801 Main Street, Suite 1300, Houston, Texas 77002 so it is received by June 17, 2011 but not earlier than May 18, 2011.

Unitholder Communications

The board of managers has adopted a policy whereby any communications from our unitholders to the board of managers must be directed to our Secretary, who will (i) determine whether any of such communications are significant, and promptly forward significant communications to the board of managers, and (ii) keep a record of all unitholder communications that the Secretary deems not to be significant and report such communications to the board of managers on a periodic basis, but not less frequently than quarterly.

Any unitholder who wishes to communicate to the board of managers may submit such communication in writing to the Secretary, Constellation Energy Partners LLC, 1801 Main Street, Suite 1300, Houston, Texas 77002.

Related Person Transactions

Constellation owns a significant number of our units. As of September 3, 2010, CEPM owns all 489,286 of our Class A units, representing a 2% limited liability company interest in us, and all of the management incentive interests; Constellation Energy Partners Holdings, LLC, or CEPH, owns 5,918,894 common units representing an approximate 24% limited liability company interest in us; and Constellation Holdings, Inc., or CHI, owns all of our Class D interests. Each of CEPM, CEPH and CHI is a wholly owned subsidiary of Constellation. As discussed in “Committees of the Board of Managers—Conflicts Committee”, either our board of managers or the board’s conflicts committee reviews all related person transactions.

Distributions and Payments to Constellation Entities

The following summarizes the distributions and payments made or to be made by us to CCG, CEPH, CHI and CEPM in connection with our ongoing operation and any liquidation of us.

Distributions of available cash to CEPM and CEPH	We will generally make cash distributions 98% to common unitholders, including CEPH, and 2% to CEPM in respect of its Class A units. In addition, if distributions exceed the Target Distribution (as defined in our limited liability company agreement) and certain other requirements are met, CEPM will be entitled in respect of its management incentive interests to 15% of distributions above the Target Distribution. For the six months ended June 30, 2010, none of these applicable requirements have been met, and, as a result, CEPM was not entitled to receive any management incentive interest distributions. We suspended our distribution in the second quarter of 2009. During 2009, CEPM received distributions of approximately $0.1 million on its Class A units and CEPH received distributions of approximately $1.5 million on its common units.

Distributions to CHI

For each full calendar quarter during the period commencing January 1, 2007 and ending on December 31, 2012 that the sharing arrangement in respect of the calculation of amounts payable to Torch Energy Royalty Trust for the non-operating net profits interest remains in effect, we will distribute to CHI, in respect of its Class D interests, approximately $0.3 million, as a partial return of the $8.0 million capital contribution made for the Class D interests, which payment will be made concurrently with the quarterly cash distribution to our common and Class A unitholders for that quarter. Unless the special distribution right has been terminated earlier, the Class D interests will be cancelled upon the payment of the final distribution of approximately $0.3 million to CHI for the quarter ending December 31, 2012. If the amounts payable by us to the Trust are not calculated based on the sharing arrangement through December 31, 2012, unless such change is approved in advance by our board of managers and our conflicts committee, the special distribution right for future quarters will terminate. In the case of such early termination, CHI will only have the right under specific circumstances upon our liquidation to receive the unpaid portion of the $8.0 million capital contribution that has not then been distributed to CHI in such special distributions. If the special distribution right is terminated during a quarter, the special distribution in respect of the

Class D interests will be prorated for that quarter based upon the ratio of the number of days in such quarter prior to the effective date of such termination to 90.

In connection with the initiation of certain litigation proceedings involving the Trust and amounts owed under the net profits interest, the special quarterly cash distribution with respect to the Class D interests has been suspended since the three month period ended March 31, 2008.

To date, distributions of approximately $1.3 million have been paid to CHI, as holder of the Class D interests.

Payments to CEPM	Until our management services agreement was terminated on December 15, 2009, CEPM charged us each quarter an amount for services provided to us thereunder. This amount was agreed to annually and included a portion of the compensation paid by CEPM and its affiliates to personnel who spent time on our business and affairs. The allocation of compensation expense for personnel of CEPM and its affiliates was determined based on the percentage of time spent by such personnel on our business and affairs. The conflicts committee of our board of managers reviewed at least annually the services provided by CEPM and the costs charged to us under the management services agreement and reviewed the cost allocation quarterly. The conflicts committee also determined if the amounts to be paid by us for the services to be performed were fair to and in our best interests. During 2009, the cost allocation was adjusted downwards to reflect the transition of services to our employees. For the year ended December 31, 2009, approximately $1.4 million in costs were charged under this agreement.

Conversion of Class A units and management incentive interests	Generally, if the common unitholders vote to eliminate the special voting rights of the holder of our Class A units, the Class A units will be converted into common units on a one-for-one basis and CEPM will have the right to elect to convert its management incentive interests into common units at fair market value.

Should CEPM’s Class A units and its management incentive interests convert into common units, CEPM will receive cash distributions on its common units.

Liquidation	Upon our liquidation, the unitholders, including CEPH, as a common unitholder, CEPM, as the holder of the Class A units, and CHI, as the holder of our Class D interests that are then outstanding, will be entitled to receive liquidating distributions according to their respective capital account balances.

Omnibus Agreement

At the closing of our initial public offering in November 2006, we entered into an omnibus agreement with CCG. Under the omnibus agreement, CCG indemnified us against certain liabilities relating to:

•

for a period of six years and 30 days after our initial public offering, any of our income tax liabilities, or any income tax liability attributable to our operation of our properties, in each case relating to periods prior to the closing of our initial public offering;

•	legal actions pending against Constellation or us at the time of our initial public offering;

•

events and conditions associated with the ownership by Constellation or its affiliates of the undivided mineral interest in certain of our properties in the Robinson’s Bend Field for depths generally below 100 feet below the base of the lowest producing coal seam; and

•

for a period of one year after our initial public offering, any miscalculation in the amount payable to the Trust in respect of the NPI for any period prior to the initial public offering, provided (i) that such miscalculation relates to amount(s) payable no more than four years prior to our initial public offering and (ii) the aggregate amount payable by CCG pursuant to this bullet point does not exceed $0.5 million.

We have made a claim under the Omnibus Agreement to CCG as a result of the litigation with respect to the Torch NPI calculation for periods prior to our initial public offering.

Management Services Agreement

In connection with our initial public offering, we entered into a management services agreement with CEPM. This agreement was terminated effective December 15, 2009. Under this agreement, we were able to request that CEPM or its designee provide legal, accounting, audit, tax, financial and risk management services. Upon our request, CEPM could also provide us with engineering, geological, geophysical, property management and project management services. CEPM could also provide us with acquisition services upon our request, but was not obligated to do so. As a result, CEPM had no commitment to offer us any particular assets, whether from CEPM or its other affiliates or a third party. We do not expect CEPM or any of its affiliates to provide us with any services or support in the future. Subject to the arrangements relating to acquisition services and as discussed further in Distributions and Payments to Constellation Entities—Payments to CEPM, CEPM was entitled to be reimbursed on a quarterly basis for all supervisory and management costs incurred by it in performing services for us. These costs and expenses were deducted from cash available for distribution to our unitholders. For 2009, these costs were approximately $1.4 million.

Review by Our Board of Managers

Our board of managers regularly evaluated CEPM’s performance under the management services agreement during the time it was in effect.

Competition

None of CEPM, Constellation, CCG or any of their affiliates were restricted under the management services agreement from competing with us. CEPM, Constellation, CCG and any of their affiliates may acquire or dispose of any assets, including, among other things, oil and natural gas exploration and production properties or its investment in CEP, in the future without any obligation to offer us the opportunity to purchase those assets.

Trademark License

In connection with our initial public offering, Constellation granted a limited license to us for the use of certain trademarks in connection with our business. The license will terminate upon the elimination of the right of the holder or holders of our Class A units to elect the Class A managers pursuant to our limited liability company agreement. Constellation will indemnify us from any third party claims alleging trademark infringement that may arise out of our use of the Constellation trademarks under the license.

Natural Gas Purchases

Through March 31, 2009, CCG purchased natural gas from us in the Cherokee Basin. The arrangement was reviewed by the conflicts committee of our board of managers. The committee found that the arrangement was fair to and in our best interests. For the twelve months ended December 31, 2009, CCG paid us $5.7 million for natural gas purchases. CCG provided us a letter of credit to secure the payment for natural gas purchases for up to $2.5 million through Wachovia Bank, which expired April 15, 2009. We also had a guarantee from Constellation through July 31, 2009, for payment of up to $8 million for sales made to CCG. As of June 30, 2010, and December 31, 2009, we had no receivables from CCG.

Constellation Announcements

In May 2009, Constellation disclosed that it had recorded an additional impairment charge relating to the fair value of its investment in Constellation Energy Partners due to various factors, including the possible sale of its investment in the company.

Audit Committee Report

The role of the audit committee of the board of managers is to assist the board of managers in its oversight of Constellation Energy Partners’ responsibility relating to: (i) the integrity of Constellation Energy Partners’ financial statements; (ii) compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualifications and independence; (iv) the performance of Constellation Energy Partners’ internal auditors and independent registered public accounting firm; (v) risk assessment; and (vi) risk management. We operate pursuant to a charter, a copy of which is available on Constellation Energy Partners’ website at www.constellationenergypartners.com. Management of Constellation Energy Partners is responsible for the preparation, presentation and integrity of Constellation Energy Partners’ financial statements, accounting and financial reporting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing Constellation Energy Partners’ financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. The independent registered public accounting firm has free access to the audit committee to discuss any matters it deems appropriate.

In the performance of our oversight function, we have considered and discussed the audited financial statements with management and the independent registered public accounting firm. We also have discussed with the independent registered public accounting firm such firm’s audit of management’s assessment of the effectiveness of Constellation Energy Partners’ internal control over financial reporting. We rely without independent verification on the information provided to us and on the representations made by management and the independent registered public accounting firm. We have discussed with the independent registered public accounting firm the matters required to be discussed by PCAOB Auditing Standard AU380, Communication with Audit Committees, as currently in effect. Finally, we have received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board, as currently in effect, and have considered whether the provision of non-audit services by the independent registered public accounting firm to Constellation Energy Partners is compatible with maintaining the independent registered public accounting firm’s independence and have discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

Based upon the reports and discussions described in this report, we recommended to the board of managers that the audited financial statements be included in Constellation Energy Partners’ Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission.

Richard S. Langdon, Chairman

Richard H. Bachmann

John N. Seitz

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of our common units and Class A units by:

•	each unitholder known by us to be a beneficial owner of more than 5% of our outstanding units;

•	each of our managers and named executive officers; and

•	our managers and executive officers as a group.

The amounts and percentage of common units and Class A units beneficially owned are reported on the basis of the SEC rules governing the determination of beneficial ownership of securities. Under the SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, and/or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

Percentage of total units beneficially owned is based on 23,975,005 common units and 489,286 Class A units outstanding. Except as indicated by footnote, to our knowledge the persons named in the table below have sole voting and investment power with respect to all units shown as beneficially owned by them, subject to community property laws where applicable. The address of all of our managers and executive officers is c/o Constellation Energy Partners LLC, 1801 Main Street, Suite 1300, Houston, Texas 77002. Ownership amounts are as of September 3, 2010.

	Common Units Beneficially Owned		Class A Units Beneficially Owned		Percentage of Total Units Beneficially Owned
Name of Beneficial Owner	Number	Percentage	Number	Percentage	Percentage
Constellation Energy Group, Inc.(1)	5,918,894	24.7%	489,286	100%	26.2%
Constellation Energy Partners Holdings, LLC(2)	5,918,894	24.7%	489,286	100%	26.2%
Constellation Energy Partners Management, LLC(3)	—	—	489,286	100%	2.0%
Morgan Stanley(4)	1,283,886	5.4%	—	—	5.3%
Richard H. Bachmann	54,677	*	—	—	*
Stephen R. Brunner	755,882	3.2%	—	—	3.1%
John R. Collins	—	—	—	—	—
Michael B. Hiney	99,741	*			*
Richard S. Langdon	43,699	*	—	—	*
Lisa J. Mellencamp	200,047	*			*
John N. Seitz	50,677	*	—	—	*
Charles C. Ward	303,592	1.3%	—	—	1.2%
All managers and executive officers as a group (8 persons)	1,508,315	6.3%	—	—	6.2%

*	Less than 1%

(1)	Constellation Energy Group, Inc., through its direct and indirect ownership of Constellation Enterprises, Inc., Constellation Holdings, Inc. and Constellation Power Source Holdings, Inc., is the ultimate parent company of Constellation Energy Partners Holdings, LLC and Constellation Energy Partners Management, LLC and may, therefore, be deemed to beneficially own the common units held by Constellation Energy Partners Holdings, LLC and the Class A units held by Constellation Energy Partners Management, LLC. The address of Constellation Energy Group, Inc. is 100 Constellation Way, Baltimore, MD 21202.

(2)	Constellation Energy Partners Holdings, LLC is the parent company of Constellation Energy Partners Management, LLC and may, therefore, be deemed to beneficially own the Class A units held by Constellation Energy Partners Management, LLC. The address of Constellation Energy Partners Holdings, LLC is 100 Constellation Way, Baltimore, MD 21202.

(3)	The address of Constellation Energy Partners Management, LLC is 100 Constellation Way, Baltimore, MD 21202.

(4)	Ownership data as reported on Schedule 13G/A filed on February 12, 2010, by Morgan Stanley and Morgan Stanley Strategic Investments, Inc. The address of Morgan Stanley is 1585 Broadway, New York, New York 10036. The filing lists sole voting power of 1,253,290 common units and shared voting power of 20,350 common units for a total sole dispositive power of 1,283,886 common units.

Executive Compensation

Constellation terminated the master services agreement with us effective December 15, 2009. This ended Constellation’s role as our sponsor. During 2009, we transitioned our executive officers, certain employees, and services from being provided by CEPM to CEP. The transition of our executive management team is further described below. Through December 31, 2008, all of our executive officers were employees of Constellation or its affiliates, and they received no additional compensation from us. During this time, CEPM managed our operations, activities, and employees through the management services agreement under the direction of our board of managers and executive officers. As discussed on page 14, we reimbursed CEPM for direct and indirect general and administrative expenses incurred on our behalf, including the compensation of our executive officers. Each quarter, CEPM charged us an amount for services provided. This amount was agreed to annually and included a portion of the compensation paid by CEPM and its affiliates to personnel who spend time on our business and affairs. The allocation of compensation expense for the chief executive officer, chief financial officer and chief accounting officer was fixed at $150,000 each by agreement between the parties for 2008 and 2007. The allocation of compensation expense for other personnel of CEPM and its affiliates was determined based on the percentage of time spent by such personnel on our business and affairs. The conflicts committee of our board of managers reviewed at least annually the services that were provided by CEPM and the costs charged to us under the management services agreement and reviewed the cost allocation quarterly. The conflicts committee also determined that the amounts to be paid by us for the services performed were fair to and in our best interests. During the year, the cost allocation was adjusted upwards to reflect additional services provided by CEPM and its affiliates or downwards to reflect the reduction of services provided by CEPM and its affiliates and the transition of services to CEP employees.

The following table sets forth the compensation of our named executive officers for 2009 and the compensation of our named executive officers for 2008 and 2007 for which we paid or reimbursed CEPM:

Name and Principal Position	Year	Salary	Cash Bonus(a)	Unit Grants(b)	All Other Compensation(c)	Total
Stephen R. Brunner	2009	$300,000	$300,000	$1,563,672	$18,492	$2,182,164
Chief Executive Officer, Chief	2008	$120,000	$—	$—	$—	$120,000
Operating Officer, and	2007	$—	$—	$—	$—	$—
President(d)(e)

Michael B. Hiney	2009	$175,000	$70,000	$253,429	$10,726	$509,155
Chief Accounting Officer and	2008	$150,000	$—	$—	$—	$150,000
Controller(d)(e)	2007	$150,000	$—	$—	$—	$150,000

Lisa J. Mellencamp	2009	$200,000	$130,000	$463,309	$12,538	$805,847
General Counsel and Secretary	2008	$—	$—	$—	$—	$—
	2007	$—	$—	$—	$—	$—

Charles C. Ward	2009	$225,000	$168,750	$651,531	$12,988	$1,058,269
Chief Financial Officer and	2008	$120,000	$—	$—	$—	$120,000
Treasurer(d)(e)	2007	$—	$—	$—	$—	$—

(a)	The amount in this column for 2009 reflects each named employee’s annual cash incentive bonus earned for 2009 performance. The annual cash incentive bonuses were determined by our compensation committee based on assessments of both company and individual performance. The amount for each of Messrs. Brunner, Hiney, and Ward and Ms. Mellencamp was awarded in recognition of the achievement of overall performance at a target level.

(b)	The amount in this column reflects the grant date (May 1, 2009) fair value of all unit awards in 2009 and the grant date (May 14, 2009) fair value of the distribution credits associated with the 2009 unit awards calculated in accordance with FASB ASC Topic 718. These unit awards vest between 2010 and 2014.

(c)	The amount in this column reflects the amount of matching contributions made to each employee under our 401k plan and the cost of life insurance equal to the executive officer’s salary. These benefits are available to all employees of CEP.

(d)	The amounts for our executive officers in 2008 and 2007 represent the fixed amount that we agreed to pay for the services of these named executive officers under the management services agreement and excludes the amount of any bonus, benefits, and cash and non-cash incentive awards to such officers paid by CCG, which amounts we were not required to reimburse. Messrs. Brunner and Ward became executive officers March 14, 2008 and their fixed base salaries were reimbursed through the management services agreement. Mr. Hiney’s fixed base salary was reimbursed through the management services agreement for 2008 and 2007.

(e)	During 2008 and 2007, our executive officers may have participated in the benefit plans of Constellation and its affiliates. During 2008 and 2007, there were no CEP benefits plans in which such officers participated.

The following table sets forth the grants of plan-based awards to our named executive officers for 2009:

Grants of Plan-Based Awards for 2009

Name		Grant date	Compensation Committee approval date	Estimated possible payouts under non-equity incentive plan awards			All other unit awards: number of units	Grant date fair value of units awarded
				Threshold	Target	Maximum
Stephen R. Brunner	(a)	1/1/2009	4/28/2009	—	$300,000	$600,000
	(b)	5/1/2009	4/28/2009				55,828	$173,743
	(c)	5/1/2009	4/28/2009				446,619	$1,389,929

							502,447	$1,563,672

Michael B. Hiney	(a)	1/1/2009	4/28/2009	—	$70,000	$140,000
	(b)	5/1/2009	4/28/2009				32,566	$101,349
	(c)	5/1/2009	4/28/2009				48,867	$152,080

							81,433	$253,429

Lisa J. Mellencamp	(a)	1/1/2009	4/28/2009	—	$130,000	$260,000
	(b)	5/1/2009	4/28/2009				37,218	$115,826
	(c)	5/1/2009	4/28/2009				111,655	$347,483

							148,873	$463,309

Charles C. Ward	(a)	1/1/2009	4/28/2009	—	$168,750	$337,500
	(b)	5/1/2009	4/28/2009				41,871	$130,307
	(c)	5/1/2009	4/28/2009				167,483	$521,224

							209,354	$651,531

(a)	Potential bonus payments under each named executive officer’s respective employment agreement. Actual payouts are based on individual performance and awarded at the discretion of the compensation committee after the end of the fiscal year. See “—Compensation Discussion and Analysis—Elements of Compensation—Performance-Based Bonus Awards.”

(b)	Issued as a one-time, inducement sign-on bonus. See “—Compensation Discussion and Analysis—Elements of Compensation—One-time, Inducement Sign-on Bonuses.”

(c)	Issued pursuant to the 2009 Omnibus Incentive Compensation Plan. See “—Compensation Discussion and Analysis—Elements of Compensation—Unit-Based Compensation—2009 Omnibus Incentive Compensation Plan.”

The following table sets forth the outstanding equity awards and their market value using the closing price of our common units at December 31, 2009 for our named executive officers:

	Outstanding Equity Awards at December 31, 2009
Name	Number of Units Not Vested	Market Value of Units Not Vested	Vesting Dates
Stephen R. Brunner	55,828	$213,821	50% in 1/1/2010 and 1/1/2011
	446,619	$1,710,551	20% over 5 years beginning 1/1/2010

	502,447	$1,924,372
Michael B. Hiney	32,566	$124,728	50% in 1/1/2010 and 1/1/2011
	48,867	$187,161	20% over 5 years beginning 1/1/2010

	81,433	$311,889
Lisa J. Mellencamp	37,218	$142,545	50% in 1/1/2010 and 1/1/2011
	111,655	$427,639	20% over 5 years beginning 1/1/2010

	148,873	$570,184
Charles C. Ward	41,871	$160,366	50% in 1/1/2010 and 1/1/2011
	167,483	$641,460	20% over 5 years beginning 1/1/2010

	209,354	$801,826

Transition of the Executive Management Team to CEP

During 2009, our chief executive officer, chief operating officer, and president; chief financial officer and treasurer; and chief accounting officer and controller were transitioned from being provided by CEPM under the management services agreement to direct employees of a subsidiary of CEP. In addition, a general counsel was appointed and transitioned from being an employee of CCG. This transition was done to better align our management team with the interests of our unitholders and to increase their focus on our business operations.

As part of this transition, the compensation committee of the board of managers retained Hewitt Associates LLC (“Hewitt”) to develop and review proposed compensation structures for the named executive officers. Hewitt benchmarked compensation of the named executive officers relative to comparable positions among a peer group of 11 exploration and production companies intended to generally reflect the market in which we compete for executive talent. The primary considerations used in the selection of the peer group companies included financial, valuation and operational criteria. The peer group used to benchmark 2009 compensation for our named executive officers consisted of the following companies:

•

Callon Petroleum Company, Carrizo Oil & Gas Inc., Delta Petroleum Corp., Edge Petroleum Corp., Goodrich Petroleum Corp., Legacy Reserves LP, McMoRan Exploration Company, Petroquest Energy, Inc., Rosetta Resources, Inc., Venoco, Inc., and Vanguard Natural Resources, LLC.

Based on the benchmarking data, Hewitt proposed a compensation mix that included a base salary, performance-based bonus awards, long-term incentives consisting of unit-based compensation, and one-time, inducement sign-on bonuses. It also proposed that total direct compensation for the named executive officers approximate competitive market median levels with a compensation mix for 2009 heavily weighted to time based compensation, including restricted common units of CEP. The total direct compensation, as approved by the compensation committee, includes a base salary and bonus award payouts based on future performance on selected performance measures. The performance awards are intended to be correlated to the creation of value for our unitholders and should balance growth, profitability, and efficient utilization of capital resources. The 2009 performance measures corresponded to our 2009 business plan and included measures that are commonly used at other comparable E&P companies. The payout against the performance award opportunities will be made at the discretion of the compensation committee and is intended to include a threshold level of minimum acceptable performance, a target level of performance, and a maximum level of performance that reflects the achievement of superior performance. The time based compensation is intended to retain the management team and align it with the interests of the unitholders. The compensation committee did not require specific unit ownership targets for the executive officers. An explanation of our 2009 compensation actions and plans for 2010 is discussed below in the Compensation Discussion and Analysis. The overall compensation structure and plan design used in 2009 and in 2010 should promote alignment with our business strategy.

The following is a description of our formal employment agreements with our executive officers and a summary of our 2009 compensation actions related to the transition:

Employment Agreements

On May 4, 2009, we announced in a press release that we and our wholly-owned subsidiary, CEP Services Company, Inc., entered into definitive employment agreements on May 1, 2009 with:

•	Stephen R. Brunner, the company’s President, Chief Executive Officer and Chief Operating Officer;

•	Charles C. Ward, the company’s Chief Financial Officer and Treasurer;

•	Lisa J. Mellencamp, the company’s General Counsel and Secretary; and

•	Michael B. Hiney, the company’s Chief Accounting Officer and Controller.

The employment agreements supersede and terminate the employment letter agreements entered into by us with each of Messrs. Brunner, Ward and Hiney and Ms. Mellencamp on December 31, 2008.

Pursuant to the terms of his employment agreement, Mr. Brunner will receive:

•	a $300,000 annual base salary;

•

the right to participate in the 2009 Omnibus Incentive Compensation Plan, including a 2009 annual performance award under the plan that will be determined by the compensation committee of our board of managers, and that may pay up to 200% of Mr. Brunner’s base salary for 2009 for superior performance (100% for target-level performance);

•

a grant pursuant to a grant agreement (a “Grant Agreement”) of 431,655 notional units under the 2009 Omnibus Incentive Compensation Plan with a grant-date value of approximately $1,333,814 based on the closing price per unit on May 1, 2009, vested based on time in five equal annual installments on January 1, 2010, 2011, 2012, 2013 and 2014; and

•

an inducement bonus (an “Inducement Bonus”) of $450,000 cash and 53,957 restricted common units of the company with an aggregate grant-date value of approximately $166,727 based on the closing price per unit on May 1, 2009, with 50% of the total value of the Inducement Bonus vesting and becoming payable on each of January 1, 2010 and 2011.

Pursuant to the terms of his employment agreement, Mr. Ward will receive:

•	a $225,000 annual base salary;

•

the right to participate in the 2009 Omnibus Incentive Compensation Plan, including a 2009 annual performance award under the plan that will be determined by the compensation committee, and that may pay up to 150% of Mr. Ward’s base salary for 2009 for superior performance (75% for target-level performance);

•

a grant pursuant to a Grant Agreement of 161,871 notional units under the 2009 Omnibus Incentive Compensation Plan with a grant-date value of approximately $500,181 based on the closing price per unit on May 1, 2009, vested based on time in five equal annual installments on January 1, 2010, 2011, 2012, 2013 and 2014; and

•

an Inducement Bonus of $337,500 cash and 40,468 restricted common units with an aggregate grant-date value of approximately $125,046 based on the closing price per unit on May 1, 2009, with 50% of the total value of the Inducement Bonus vesting and becoming payable on each of January 1, 2010 and 2011.

Pursuant to the terms of her employment agreement, Ms. Mellencamp will receive:

•	a $200,000 annual base salary;

•

the right to participate in the 2009 Omnibus Incentive Compensation Plan, including a 2009 annual performance award under the plan that will be determined by the compensation committee, and that may pay up to 130% of Ms. Mellencamp’s base salary for 2009 for superior performance (65% for target-level performance);

•

a grant pursuant to a Grant Agreement of 107,914 notional units under the 2009 Omnibus Incentive Compensation Plan with a grant-date value of approximately $333,454 based on the closing price per unit on May 1, 2009, vested based on time in five equal annual installments on January 1, 2010, 2011, 2012, 2013 and 2014; and

•

an Inducement Bonus of $300,000 cash and 35,971 restricted common units with an aggregate grant-date value of approximately $111,150 based on the closing price per unit on May 1, 2009, with 50% of the total value of the Inducement Bonus vesting and becoming payable on each of January 1, 2010 and 2011.

Pursuant to the terms of his employment agreement, Mr. Hiney will receive:

•	a $175,000 annual base salary;

•

the right to participate in the 2009 Omnibus Incentive Compensation Plan, including a 2009 annual performance award under the plan that will be determined by the compensation committee, and that may pay up to 80% of Mr. Hiney’s base salary for 2009 for superior performance (40% for target-level performance);

•

a grant pursuant to a Grant Agreement of 47,230 notional units under the 2009 Omnibus Incentive Compensation Plan with a grant-date value of approximately $145,940 based on the closing price per unit on May 1, 2009, vested based on time in five equal annual installments on January 1, 2010, 2011, 2012, 2013 and 2014; and

•

an Inducement Bonus of $262,500 cash and 31,475 restricted common units with an aggregate grant-date value of approximately $97,258 based on the closing price per unit on May 1, 2009, with 50% of the total value of the Inducement Bonus vesting and becoming payable on each of January 1, 2010 and 2011.

Termination of Employment

Each executive’s employment may be terminated at any time and for any reason by either or both of the company and the executive. Except as described below, if the executive terminates his or her employment, all unvested or unearned awards (including the awards made under the Grant Agreements and the Inducement Bonus) will be forfeited.

If the executive’s employment is terminated in connection with an “Involuntary Termination” at any time prior to a change of control of the company or after two years have elapsed following a change of control, the company will, pursuant to the terms of the employment agreements, make payments and take actions as follows (such payments and actions, the “Severance Amount”):

•

make a cash payment of (i) one and one-half times the executive’s then-current annual compensation, which includes (A) the target-level bonus plus (B) the greater of the annual base salary in effect on the date of the Involuntary Termination or the annual base salary in effect 180 days prior to the Involuntary Termination, plus (ii) any part of the Inducement Bonus not already paid;

•

cause any unvested awards granted under the Plan or pursuant to the Inducement Award Agreement to become immediately vested and cause any and all nonqualified deferred compensation to become immediately nonforfeitable; and

•	cause a continuation of medical and dental benefits for one year following the Involuntary Termination.

If the executive’s employment is terminated (i) by the executive through the exercise of the Special Termination Option (described below) or (ii) in connection with an Involuntary Termination during the two-year period following a change of control of the company, the company will, pursuant to the terms of his or her Employment Agreement, make payments and take actions as follows (such payments and actions, the “Enhanced Severance Amount”);

•

make a cash payment of (i) two times the executive’s then-current annual compensation, which includes (A) the target level bonus plus (B) the greater of the annual base salary in effect on the date of the Involuntary Termination, the annual base salary in effect 180 days prior to the Involuntary Termination, or the annual base salary in effect immediately prior to the change of control, plus (ii) any part of the Inducement Bonus not already paid, plus (iii) the performance award and target-based grants payable under the Plan for the then-current year, paid as if the target-level performance was achieved for the entire year, prorated based on the number of whole or partial months completed at the time of the Involuntary Termination;

•

cause any unvested awards granted under the 2009 Omnibus Incentive Compensation Plan or pursuant to the Inducement Award Agreement to become immediately vested and cause any and all nonqualified deferred compensation to become immediately nonforfeitable;

•	cause a continuation of medical and dental benefits for one year following the change of control; and

•	provide for a full tax gross-up in connection with any excise tax levied on the items described in the preceding three bullets.

The “Special Termination Option” permits each executive to terminate his or her employment at any time within the one-year period following the acquisition by Constellation or its affiliates of at least 49% of our outstanding common units.

The Severance Amount and Enhanced Severance Amount are contingent on the execution of a release of any claims the terminated executive may have against us and our affiliates. In addition, any such amounts must be repaid if a final and non-appealable judgment is entered by a court of competent jurisdiction finding that the executive’s conduct in performance of his or her duties under the employment agreement constituted willful misconduct.

The initial term of the employment agreements will expire on the third anniversary of each employment agreement unless sooner terminated in accordance with the employment agreement. If the agreements have not otherwise been terminated prior to the expiration of the initial term, the employment agreements will automatically be extended for an additional one-year period unless either party to such employment agreement delivers written notice 180 days prior to the expiration of the initial term. We guaranteed the obligations of CEP Services Company, Inc. under the employment agreements.

Grant Agreements Related to Notional Units to Executive Officers

Grants Made Under the 2009 Omnibus Incentive Compensation Plan

To further align the interests of the management team with unitholders, notional unit grants were made under the 2009 Omnibus Incentive Compensation Plan pursuant to Grant Agreements, dated May 1, 2009, by and between the company and each of Messrs. Brunner, Ward and Hiney and Ms. Mellencamp. The 2009 Omnibus Incentive Compensation Plan was adopted and approved by our board of managers on April 28, 2009, subject to approval by the company’s common unitholders. Upon approval of the plan by the common unitholders on December 1, 2009, the notional units granted to Messrs. Brunner, Ward and Hiney and Ms. Mellencamp automatically converted into the same number of restricted common units.

Distribution Equivalent Rights

Each notional unit and restricted common unit granted under the Grant Agreements carries the right to receive distribution credits when any distributions are made by us on our common units. Any distribution credits will accrue under the Grant Agreement and be settled in cash or common units in the discretion of the compensation committee on the vesting date for the underlying notional unit or restricted common unit, as applicable. Upon approval of the 2009 Omnibus Incentive Compensation Plan by the common unitholders, the accrued distribution credits on the notional units increased the number of restricted common units that are issued upon conversion of the notional units as described above.

Vesting; Forfeiture; Change of Control

The notional units and any restricted common units under the Grant Agreements will vest ratably on January 1, 2010 and the next four anniversaries of that date. The terms of the employment agreements will govern the forfeiture or accelerated vesting of the notional units and any restricted common units.

Inducement Award Agreements With Executive Officers

The Inducement Bonuses were granted pursuant to Inducement Award Agreements entered into on May 1, 2009 by and between the company and each of Messrs. Brunner, Ward and Hiney and Ms. Mellencamp, without unitholder approval in reliance on the exemption provided in NYSE Arca rule 5.3(d)(5)(A).

Each restricted common unit granted in the Inducement Bonuses carries the right to receive distribution credits when any distributions are made on our common units. Any distribution credits will accrue under the Grant Agreement and be settled in cash or common units in the discretion of the compensation committee on the vesting date for the underlying restricted common unit. The terms of the employment agreements will govern the forfeiture or accelerated vesting of the Inducement Bonuses.

Potential Payments Upon Voluntary Termination, Involuntary Termination or Change In Control

As of December 31, 2009, we have employment agreements or contracts in place that provide for payments to the named executive officers in connection with certain voluntary or involuntary terminations of the individual or a change in control of CEP. These change of control provisions were approved by our compensation committee and were based on market data and input from Hewitt. See “Executive Compensation—Transition of the Executive Management Team to CEP—Termination of Employment” beginning on page 20 for additional information.

The following table summarizes the value of these provisions of these employment agreements if the named executive officer is entitled to a severance amount because of an involuntary termination (including a resignation by the officer for an event of good reason thereunder) other than during a change of control as of December 31, 2009:

	Severance Amount
Name	Cash Value of Salary and Bonus	Market Value of Units To Be Vested	All Other Compensation(a)	Total Severance
Stephen R. Brunner	$1,200,000	$1,924,372	$465,713	$3,590,085
Michael B. Hiney	$437,500	$311,888	$269,118	$1,018,506
Lisa J. Mellencamp	$625,000	$570,184	$300,000	$1,495,184
Charles C. Ward	$759,375	$801,826	$353,213	$1,914,414

(a)	All Other Compensation represents the cash value of the one-time cash inducement bonus that vests 50% on January 1, 2010, and 50% on January 1, 2011, as well as, the value of medical and dental insurance for one year.

The following table summarizes the value of these provisions of these employment agreements if the named executive officer is entitled to an enhanced severance amount because of an involuntary termination (including a resignation by the officer for an event of good reason thereunder) during a change of control period or the named executive terminates his or her employment within a one year period following the acquisition by Constellation or its affiliates of at least 49% of our outstanding common units as of December 31, 2009:

	Enhanced Severance Amount
Name	Cash Value of Salary and Bonus	Market Value of Units To Be Vested	All Other Compensation(a)	Excise Tax(b)	Total Enhanced Severance
Stephen R. Brunner	$1,500,000	$1,924,372	$465,713	802,074	$4,692,159
Michael B. Hiney	$560,000	$311,888	$269,118	223,044	$1,364,050
Lisa J. Mellencamp	$790,000	$570,184	$300,000	348,314	$2,008,498
Charles C. Ward	$956,250	$801,826	$353,213	448,310	$2,559,599

(a)	All Other Compensation represents the cash value of the one-time inducement cash bonus that vests 50% on January 1, 2010, and 50% on January 1, 2011, as well as, the value of medical and dental insurance for one year.

(b)	Excise tax is calculated in accordance with IRS Regulation 1.280G-1 and using 2009 Form W-2 income from CEP Services Company, Inc.

Compensation Discussion and Analysis

Overview

During 2008 and 2007, we did not directly employ any of the persons responsible for managing our business. Our named executive officers were compensated by CCG under the compensation policies of Constellation. We reimbursed CEPM for a portion of the compensation paid to our executive officers by CCG pursuant to the management services agreement. Beginning January 1, 2009, we transitioned from Constellation to us the employment of those executive officers and certain other employees who provided services to our company, and we began compensating our executive officers and other employees directly.

We have a compensation committee that consists of three managers who are all independent under the independence standards established by NYSE Arca and SEC rules. The compensation committee establishes and reviews general policies related to our compensation and benefits. The compensation committee determines and approves the compensation and benefits of our Chief Executive Officer and our other executive officers. The compensation committee is authorized to retain compensation consultants at company expense and obtain any compensation surveys or reports regarding the design and implementation of compensation programs that it may find necessary in designing, implementing or administering compensation programs. The compensation committee retained Hewitt in 2010 and 2009 to assist with the compensation of our named executive officers. The amount paid to Hewitt in 2009 was less than $120,000.

Compensation Philosophy

Our compensation philosophy is founded on the guiding principles that the company’s compensation programs will be:

•	aligned with the long-term interest of the company’s unitholders;

•	performance-based to motivate strong company and individual performance and reward management for achieving results;

•	competitive with market practices to enable the company to attract and retain management and technical talent;

•	flexible to optimize the value and efficiency of compensation programs; and

•	transparent, straightforward, and well-communicated to facilitate a strong understanding by all stakeholders, both internally and externally.

In developing our compensation program for 2009, we also considered: 1) the necessity of transitioning and inducing our management from being employees of an affiliate of our former sponsor to being employees of our company, 2) the positioning of our company in its early life cycle to ensure that we have the necessary leadership, experience and technical skills to operate our company, and 3) the current competitive environment for oilfield executive and managerial talent.

Our compensation policies are also intended to focus the efforts of our named executive officers and our employees on the achievement of our 2009 business plan which included both operational and financial targets. We believe our compensation programs do not encourage our employees to take excessive risks to achieve larger performance-based bonus awards or additional unit-based compensation above their individual targets. We have a policy that does not allow speculative or proprietary trading of derivatives that create incentives to engage in risky activities that fall outside of our annual business plan. Actual compensation awarded to individuals is generally based on the company’s achievement of its annual business plan that was reviewed and approved by our board of managers as well as such individual’s contribution towards meeting the plan.

In setting the compensation of our named executive officers for 2009, our compensation committee analyzed the market compensation practices of a peer group of 11 exploration and production companies for each executive position and considered such information when setting total compensation. The peer group is intended to generally reflect the market in which we compete for executive talent. The primary considerations used in the selection of the peer group companies included financial, valuation and operational criteria. The peer group used to benchmark 2009 compensation for the named executive officers consisted of the following companies: Callon Petroleum Company; Carrizo Oil & Gas Inc.; Delta Petroleum Corp.; Edge Petroleum Corp.; Goodrich Petroleum Corp.; Legacy Reserves LP; McMoRan Exploration Company; Petroquest Energy, Inc.; Rosetta Resources, Inc.; Venoco, Inc.; and Vanguard Natural Resources, LLC. Compensation for each executive was set giving a heavy weighting to time-based compensation in the form of restricted units of our company and notional units which automatically converted to restricted units of our company when our 2009 Omnibus Incentive Compensation Plan was approved by our unitholders so as to align the management team with the interests of our unitholders. Although the compensation committee did not establish any particular benchmark as a percentile of the industry median for the particular elements of our named executives’ compensation, the committee did desire that our named executives’ total compensation be approximately in the median of the peer group. For 2009, our compensation committee set total compensation consisting of base salary, performance-based cash bonus awards (assuming a target performance bonus award), and long-term incentives consisting of unit-based compensation at approximately 10% to 20% below the peer group median based on the benchmarking data developed for each of the named executive officers. As a one-time incentive to induce the named executive officers to become our employees and to provide a retention incentive, the compensation committee also awarded each named executive a one-time inducement sign-on bonus, vesting 50% on each of January 1, 2010 and 2011. With the addition of the inducement bonus, the total compensation of the named executive officers for 2009 is generally just above the median of the peer group.

Elements of Compensation

With the help of our compensation consultant, we have developed a compensation mix that includes a base salary, performance-based cash bonus awards, long-term incentives consisting of unit-based compensation, and one-time, inducement sign-on bonuses. Our compensation committee annually reviews and approves the compensation paid to our non-employee managers, executive officers, and employees. The committee approves our annual salary budgets, including increases to base pay, and approves our annual performance-based bonus award pool and long-term incentive equity award pool for all employees. The base salaries, performance-based bonus awards and long-term incentive equity awards for the executive officers, other than the chief executive officer, are proposed to the compensation committee by our chief executive officer; the compensation recommendations for the chief executive officer are developed by the compensation committee. The compensation committee, in its discretion, makes the final determination about the amount of each executive officer’s compensation using comparative market data, the level of achievement of our annual business plans, our performance against our peer group, individual executive officer performance, scope of job responsibilities, and the individual’s industry experience, technical skills and tenure.

The following is a discussion of the major components of our compensation program:

Base Salary

Our base salaries are intended to provide an assured base level of sufficient cash compensation to motivate our executives and employees. Base salaries are reviewed annually with adjustments made based on market conditions, individual performance, and internal equity considerations. The increase in the base salary pool for 2009 approved by the compensation committee for our employees was approximately 5% above our base salary pool for 2008, excluding our named executive officers and any other new employees hired by us in 2009. This increase in the base salary pool for 2009 was lower than comparable market data suggested was the industry median for an increase from 2008 to 2009. The actual base salary increases that were awarded were based on individual performance and contribution to the achievement of our annual business plans. For our new non-management employees hired by us in 2009, base salaries were set at market levels. With respect to our named executive officers, in January 2009, we executed employment agreements with them and our compensation committee set their base salaries after considering Hewitt’s input and market data based on our exploration and production industry peers. See “—Transition of the Executive Management Team to CEP—Employment Agreements” above. The primary considerations used to select the peer group companies included financial, valuation and operational criteria. For our executive officers, the actual base salaries set for 2009 generally were set below the 25th percentile with respect to Mr. Brunner and Ms. Mellencamp, just above the 25th percentile for Mr. Ward, and between the 25th and 50th percentiles for Mr. Hiney of the peer group industry median according to the Hewitt survey.

For 2010, in light of market conditions and our desire to minimize expenses to provide for additional funds to reduce our outstanding debt level, the compensation committee determined it would be appropriate to freeze base salaries at the 2009 levels for our named executive officers and all employees except for salary increases related to promotions.

Performance-Based Bonus Awards

We maintain a performance-based annual bonus award program covering all of our employees, including our named executive officers. The goal of our performance-based bonus award program is to motivate and reward both financial and operational contributions to the achievement of our annual business plan. Our annual business plans are reviewed and approved by our board of managers. Our compensation committee establishes the annual performance-based bonus award pool at the end of the year after reviewing the company’s performance during the year. Each employee’s bonus opportunity is generally specified as a percentage of his or her base salary. The annual bonus opportunity for our named executive officers is included in their employment agreements. Any cash performance-based awards are paid in March of the following year after the compensation committee has reviewed our company performance against our annual business plan and after the committee has approved the recommended level of performance-based awards.

The compensation committee specifically reviews and approves the bonus awards for our named executive officers. The compensation committee believes that cash-based performance awards motivate and reward for achievement of performance objectives, and also support a total compensation program that is competitive within our industry. The target and maximum bonus opportunities for our named executive officers are included in their employment agreements and were based on Hewitt’s input and market data. See “—Transition of the Executive Management Team to CEP—Employment Agreements” above. The target bonus opportunities (as a percentage of base salary) were generally set at the median of the respective peer group benchmarks. The compensation committee has complete discretion about the amount of performance-based bonus awards that is paid to each of our named executive officers, subject to the maximums contained in their respective employment agreements.

The compensation committee reviewed and approved our performance-based annual bonus awards for our employees generally at their respective 2009 target levels, subject to individual performance measures, which were paid in March 2010. In recognition of 2009 performance, the compensation committee approved the performance-based awards for our named executive officers at the target levels specified in their employment agreements, which are 100% of base salary (or $300,000) for Mr. Brunner, 75% of base salary (or $168,750) for Mr. Ward, 65% of base salary (or $130,000) for Ms. Mellencamp, and 40% of base salary (or $70,000) for Mr. Hiney. These payouts were based, in the compensation committee’s discretion and business judgment, upon satisfactory achievement of our 2009 business plan goals, including those relating to production, operating expenses, drilling capital efficiency, debt reduction, and transitioning employees and services from being provided by CEPM under the management services agreement to CEP. In addition, the compensation committee considered the individual performance of the named executive officers toward achievement of our 2009 business plan in establishing the amount of their performance-based awards. For Mr. Brunner, the compensation committee considered his implementation of our company strategy, his implementation of reduced support by the company from Constellation to become a stand-alone entity, and his ability to stabilize and improve operations execution, risk management and financial performance; for Mr. Ward, the compensation committee considered his ability to transition all investor relations functions from Constellation to the company and his ability to manage borrowing base redeterminations and diversify the bank syndicate under our reserve-based credit facility, as well as his implementation of a risk management plan for us; for Ms. Mellencamp, the committee considered her support in organizing company records and separating them from Constellation, her additional responsibilities of supervising environmental, health and safety matters, her completion and distribution of safety manuals to employees, and her continuing communication and advice to management about SEC disclosure changes, trends and best practices; and for Mr. Hiney, the compensation committee considered his transition of accounting and tax management services functions from Constellation to the company and his management of costs for administrative functions, as well as his development and motivation of accounting and treasury staff.

For 2010, we expect that the compensation committee will continue to set the performance-based bonus award opportunities for our named executive officers and other employees, as specified as a percentage of his or her base salary, at the same levels as 2009. On February 16, 2010, our board of managers approved our 2010 business plan, which is further discussed in our Annual Report on Form 10-K filed with the SEC on February 25, 2010. Consistent with prior practice, the compensation committee will exercise its discretion and measure any

2010 performance-based bonus awards to be paid in March 2011 against this business plan, including those related to production, operating expense, drilling capital efficiency, debt reduction and net asset value, as well as individual performance of the named executive officers in carrying out our business plan during 2010.

Unit-Based Compensation

We maintain unit-based compensation programs to encourage our non-employee managers, named executive officers, key employees, and consultants to focus on our long-term performance and to provide an opportunity for these individuals to increase their stake in the company through awards, including unit and unit-based grants, that typically vest over a three-year to five-year time period for employees and over a one-year period for our non-employee managers. These long-term unit-based compensation programs provide incentive awards for such individuals to exert maximum efforts for our success. They benefit the company by enhancing the link between the creation of unitholder value and long-term executive incentive compensation, by providing an opportunity for increased equity ownership, which fosters retention, and assisting in maintaining competitive levels of total compensation. We believe that the recipients develop a sense of ownership and personal involvement in the development and financial success of our business and that unit-based compensation encourages them to remain with and devote their best interests to the business of the company, and in doing so, advance the interests of the company and our unitholders. Perhaps most importantly, any awards made to our non-employee managers, officers, employees and consultants under the unit-based compensation plans may be structured so as to be settled in common units as opposed to cash in an effort to conserve the amount of available cash or future cash flow from operations to fund our ongoing operations, to repay our outstanding debt and to pay cash distributions to our unitholders.

In April 2009, our board of managers adopted the 2009 Omnibus Incentive Compensation Plan containing 1,650,000 common units; our unitholders approved the plan in December 2009. This plan is intended to provide an incentive to our non-employee managers, named executive officers, key employees, and consultants. Pursuant to the terms of their respective employment agreements, the compensation committee awarded 431,655, 161,871, 47,320 and 107,914 units under this plan to Messrs. Brunner, Ward and Hiney and Ms. Mellencamp, respectively, which vest over a five-year time period. These unit awards were awarded to our named executive officers in the compensation committee’s discretion to heavily weight their compensation package to unit-based compensation to align the executives with the long-term interest of the company’s unitholders, to provide a retention incentive for these officers, and to provide a more competitive total compensation package when combined with the base salaries and cash bonus performance awards to be paid to the officers. Of the total base salary, target performance-based bonus award, and unit-based compensation for each named executive officer for 2009, approximately 80% of the total is time-based over a five-year time period to provide a retention incentive for the officers, provide a substantial portion of their compensation in units instead of cash, and provide alignment with our unitholders.

In March 2010, we granted the units remaining under our Long-Term Incentive Plan and a substantial portion of the units remaining under our 2009 Omnibus Incentive Compensation Plan to our non-employee managers, named executive officers, and employees, vesting over a three-year to five-year time period for employees and over a one-year period for our non-employee managers. Pursuant to the terms of their respective employment agreements, the compensation committee awarded 233,577, 77,859, 25,548 and 58,395 units under the 2009 Omnibus Incentive Compensation Plan to Messrs. Brunner, Ward and Hiney and Ms. Mellencamp, respectively, which vest over a five-year time period.

Below is a summary of our unit-based compensation programs:

Long-Term Incentive Program

At our initial public offering, we adopted a Long-Term Incentive Plan. This plan is intended to provide an incentive to our named non-employee managers, executive officers, key employees, and consultants. We intend for this plan to align the interests of those receiving grants with the interests of our unitholders. This incentive program is expected to promote the growth of our business through the efficient development drilling of wells on our proved undeveloped and unproved locations and improved operational performance. We expect that these grants will retain key field employees that came to CEP in four separate acquisitions, to build loyalty, and to encourage alignment of individual performance with our annual business plan. During 2010, 2009, 2008 and 2007, grants of restricted common units were made to certain key field employees of our company. All of these grants vest ratably over a three-year period. During 2010, 2008 and 2007, grants of restricted common units were also made to our non-employee managers. Grants to our non-employee managers vest over a one-year period. The Long-Term Incentive Plan contains 450,000 common units, of which 401,500 units have been granted and 48,500 remain available for future grants.

2009 Omnibus Incentive Compensation Plan

The 2009 Omnibus Incentive Compensation Plan containing 1,650,000 common units was adopted and approved by our board of managers on April 28, 2009, and approved by our common unitholders on December 1, 2009. This plan is intended to provide an incentive to our non-employee managers, executive officers, key employees, and consultants. We intend for this plan to align the interests of those receiving grants with the interests of our unitholders. We expect that any grants made under this program will align the interests of our named executive officers, any key former CCG employees transitioned to CEP or any new employees required to replace resources previously provided under the management services agreement with the interests of our unitholders. During 2010 and 2009, our compensation committee approved grants for our non-employee managers, executive officers, and key employees under this plan. The 2009 Omnibus Incentive Compensation Plan contains 1,650,000 common units, of which 1,528,190 units and distribution credits potentially settled in restricted common units have been granted and 121,810 remain available for future grants.

One-time, Inducement Sign-on Bonuses

In order to encourage CCG employees to transition to CEP, we adopted a one-time, inducement sign-on bonus program that was paid to our executives in a combination of approximately 75% in cash and approximately 25% in unit-based compensation, as well as to certain other key employees in cash. The inducement bonuses vest 50% on the first anniversary of employment and 50% on the second anniversary of employment. In the event of a voluntary termination prior to the vesting dates, the unvested portion of the award is forfeited provided that the named executives’ employment agreement governs this event. These inducement bonuses are intended to encourage retention and to provide a bridge from CCG’s compensation policies to those of CEP and were a key part of the effort to transition the remaining employees and services being provided by CEPM under the management services agreement to us. For our named executive officers, the inducement bonus was also intended to bring their total compensation to just above the 50th percentile of the peer group industry median according to the Hewitt survey for each of 2009 and 2010. Without the inducement awards, their total compensation, assuming a target performance bonus award, would have been from approximately 10% to 20% below the peer group industry median according to the Hewitt survey. The unit-based component of the inducement bonuses for our named executive officers was also intended to align management with the interest of our unitholders. Messrs. Brunner, Ward and Hiney and Ms. Mellencamp received cash and unit inducement awards in an aggregate amount of $616,727, $462,546, $359,758, and $411,150, respectively (based on the grant date fair value of the unit awards). The amount of the awards was based on the committee’s discretion of an appropriate amount and represented approximately 200% of their annual base salary.

Below is a summary of our Executive Inducement Bonus Program:

Executive Inducement Bonus Program

An Executive Inducement Bonus Program was adopted and approved by our board of managers on April 28, 2009. The plan was created without unitholder approval in reliance on the exemption provided in NYSE Arca rule 5.3(d)(5)(A). On May 7, 2009, we filed a registration statement with the SEC on Form S-8 for 300,000 common units associated with grants under this program made to our executives. After initial grants were made, the only additional common units that can be issued under this program are for distribution rights in connection with distribution credits. The Executive Inducement Bonus Program contains 300,000 common units, of which

146,552 units and distribution credits potentially settled in restricted common units have been granted and 153,448 remain available for future grants. These units are the unit-based component of the one-time inducement bonuses for our named executive officers described above. We do not expect to issue any additional units or distribution credits under this program, and after the vesting that occurs on January 1, 2011, we intend to cancel any of the 153,448 remaining units or any units forfeited under this program.

Other Compensation Policies

Clawback Provisions

The employment contracts with four of our named executive officers contain clawback provisions. In the event of a restatement of our financial statements that are filed with the SEC, our executives must refund the amounts actually paid by us for the performance-based bonus award for the two years immediately prior to such restatement that exceed the amounts that the committee determines, in its discretion, should have been paid for those two years based on the financial results reflected in the restated financial statements. In the event there has been a final and non-appealable judgment entered by a court of competent jurisdiction that found willful misconduct by an executive in the performance of their duties prior to the termination of their employment, all payments made in the event of a voluntary or involuntary termination must be refunded.

Perquisites

The compensation committee has not approved any perquisites for our named executive officers.

Company Benefits

Our named executive officers are eligible to participate in company benefit plans such as medical, dental, life, and disability insurance, 401k and flexible spending accounts.

Unit Ownership Requirements

The compensation committee did not require specific unit ownership targets for our named executive officers.

Compensation of Managers

Officers or employees of Constellation and its affiliates who also serve as members of our board of managers do not receive additional compensation for serving as our managers. Each manager will be indemnified by us for actions associated with being a manager to the full extent permitted under Delaware law.

In 2007, our compensation committee retained Towers Perrin to benchmark our independent managers’ mix of compensation and amount of each element of compensation to the outside director compensation of various peer groups. Towers Perrin performed the benchmark study using the following benchmark groups:

•

a peer group of 10 exploration and production companies, consisting of the following: Clayton Williams Energy Inc., Edge Petroleum Corp., Exploration Company of Delaware Inc., Gasco Energy Inc., GMX Resources Inc., Harvest Natural Resources Inc., McMoRan Exploration Co., Panhandle Oil and Gas Inc., Petroquest Energy Inc. and VAALCO Energy Inc.;

•	a general industry group of 326 publicly-traded companies with market capitalizations between $350 million and $1 billion; and

•

a peer group of 5 limited partnerships, consisting of the following: Atlas Energy Resources LLC, Copano Energy LLC, Crosstex Energy LP, Linn Energy LLC and Regency Energy Partners LP. Towers Perrin noted in its report that the companies in this peer group varied significantly in size.

Towers Perrin reported the results of its benchmarking study to the chairman of the committee, who shared the results with the other committee members.

Our board of managers, based on recommendations from our compensation committee and the Towers Perrin report, has approved the following non-employee manager unit-based compensation program:

•	Each non-employee manager will receive an annual restricted common unit award with a value of $75,000, to be granted as follows:

•	for the year 2007, granted as of September 14, 2007, such award vested on March 1, 2008; and

•

for every year after 2007, to be granted as of March 1 of each year, such award to have a one-year vesting period and to be forfeited on a pro-rata basis if service as a manager terminates prior to the one-year vesting period.

The number of restricted common units granted to each non-employee manager is computed based on the date of the grant as determined by the compensation committee, rounded to the nearest unit. Distributions on the restricted common units are made at the time such distributions are made to other holders of common units.

Our board of managers, based on recommendations from our compensation committee and the Towers Perrin report, has approved the following individual non-employee manager annual cash compensation program:

•	$40,000 annual retainer;

•	the chairman of the audit committee will receive a $10,000 annual retainer;

•	$2,500 fee for each meeting of the board of managers and each committee meeting attended that occurs on a day when there is no board meeting; and

•	reasonable travel expenses to attend meetings.

The following table sets forth a summary of the 2009 manager compensation, as determined by our board of managers:

	Manager Compensation
Name	Fees Earned or Paid in Cash	Units Awards(1)	All Other Compensation(2)	Total
Richard H. Bachmann	$80,000	$86,871	$477	$167,348
Richard S. Langdon	$90,000	$86,871	$477	$177,348
John N. Seitz	$80,000	$86,871	$477	$167,348

(1)	Represents the grant date (May 1, 2009) fair value of each manager’s unit-based compensation award and the grant date (May 14, 2009) fair value of the distribution credits associated with the 2009 award calculated in accordance with FASB ASC Topic 718. At December 31, 2009, each of Messrs. Bachmann, Langdon, and Seitz had 27,914 outstanding unvested restricted common units. These awards vest in March 2010.

(2)	All other compensation represents distributions received on unvested restricted common units.

In 2010, the independent managers have received the same compensation package except that each of their $75,000 incentive unit awards was a restricted common unit grant made under the 2009 Omnibus Incentive Compensation Plan as of March 1, 2010, with the grant amount being computed based on the average of the closing price of our common units on the NYSE Arca for the 20 trading days prior to the date of grant, rounded to the nearest unit.

Compensation Committee Interlocks and Insider Participation

During 2009, 2008 and 2007, none of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our board of managers or compensation committee.

Compensation Committee Report

The compensation committee of the board of managers has reviewed and discussed the Compensation Discussion and Analysis beginning on page 25 with management. Based on such review and discussions, the compensation committee recommended to the board of managers that the Compensation Discussion and Analysis be included in this filing.

John N. Seitz, Chairman

Richard H. Bachmann

Richard S. Langdon

PROPOSAL NO. 2: RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010

Vote Required; Recommendation of the Board of Managers

Approval of the proposal to ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year 2010 requires the affirmative vote of a majority of the votes cast by holders of our common units and Class A units (voting together with the common units) present in person or by proxy at the meeting and entitled to vote, assuming a quorum is present. Abstentions and broker non-votes have no effect on this proposal, except they will be counted as having been present for purposes of determining the presence of a quorum.

Unitholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our limited liability company agreement or otherwise. We are submitting the selection of PricewaterhouseCoopers LLP to unitholders for ratification as a matter of good corporate governance. If this selection of auditor is not ratified by a majority of the outstanding units present in person or by proxy and entitled to vote at the Annual Meeting, the audit committee will reconsider its selection of auditor. We are advised that no member of PricewaterhouseCoopers LLP has any direct or material indirect financial interest in our company or, during the past three years, has had any connection with us in the capacity of promoter, underwriter, voting trustee, director, officer or employee. A representative of PricewaterhouseCoopers LLP will attend the Annual Meeting. The representative will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

THE BOARD OF MANAGERS UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE “FOR” APPROVAL OF THIS PROPOSAL. IF NOT OTHERWISE SPECIFIED IN PROXY CARDS, THE PROXY WILL VOTE UNITS “FOR” APPROVAL OF THIS PROPOSAL.

Fees

We engaged our principal accountant, PricewaterhouseCoopers LLP to audit our financial statements and perform other professional services for the fiscal years ended December 31, 2009 and 2008.

Audit Fees. The aggregate fees billed for the financial statement audit or services provided in connection with statutory or regulatory filings for the years ending 2009 and 2008 were $932,484 and $1,009,500, respectively.

Audit-Related Fees. The aggregate audit-related fees billed by PricewaterhouseCoopers for the years ending 2009 and 2008 were $11,100 and $0, respectively. These fees related to consents for registration statements.

Tax Fees. The aggregate fees related to the preparation of K-1 statements for the years ending 2009 and 2008 were $466,147 and $467,017, respectively.

All Other Fees. There were no other fees billed by our principal accountant for the years ending 2009 and 2008 for services other than those described above.

Audit Committee Pre-Approval Policies and Practices

Our audit committee must pre-approve any audit and permissible non-audit services performed by our independent registered public accounting firm. Additionally, the audit committee has oversight responsibility to ensure the independent registered public accounting firm is not engaged to perform certain enumerated non-audit services, including but not limited to bookkeeping, financial information system design and implementation, appraisal or valuation services, internal audit outsourcing services and legal services. The audit committee has adopted an audit and non-audit services pre-approval policy, which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent registered public accounting firm must be approved. Pursuant to the policy, the chairman of the audit committee has been delegated the authority to specifically pre-approve services, which pre-approval is subsequently reviewed with the committee.

SUBMISSION OF UNITHOLDER PROPOSALS AND MANAGER NOMINATIONS FOR NEXT YEAR

Proposals for 2011 Annual Meeting

Any unitholder who desires to include a proposal in the proxy statement for the 2011 annual meeting must deliver it so that we receive it by May 18, 2011. However, if the date of the 2011 annual meeting is changed by more than 30 days from the date of the 2010 annual meeting, then the deadline is a reasonable time before we begin to print and send our proxy materials.

For presentation at the next annual meeting of unitholders, pursuant to our limited liability company agreement, any unitholder who wants to present a proposal at the 2011 annual meeting must deliver it so it is received by June 17, 2011, but not earlier than May 18, 2011. However, if the date of the 2011 annual meeting is changed so that it is more than 30 days earlier or more than 30 days later than October 27, 2011, any such proposals must be delivered not more than 120 days prior to the 2011 annual meeting and not less than the later of (1) 90 days prior to the 2011 annual meeting or (2) 10 days following the day on which we first publicly announce the date of the 2011 annual meeting.

These advance notice, informational and other provisions are in addition to, and separate from, the requirements that a unitholder must meet in order to have a proposal included in our proxy statement under the rules of the SEC.

Any proposals must be sent, in writing, to the Secretary, Constellation Energy Partners LLC, 1801 Main Street, Suite 1300, Houston, Texas 77002. Proposals will not be accepted by facsimile.

Nominations for 2011 Annual Meeting and for Any Special Meeting

Pursuant to Section 11.13(b) of our limited liability company agreement, only persons who are nominated in accordance with the following procedures are eligible for election as managers. Nominations of persons for election to our board of managers may be made at an annual meeting of unitholders only (a) by or at the direction of our board of managers or (b) by any unitholder of our company: (i) who is entitled to vote at the meeting or (ii) who was a record holder of a sufficient number of units as of the record date for such meeting to elect one or more members to our board of managers assuming that such holder cast all of the votes it is entitled to cast in such election in favor of a single candidate and such candidate received no other votes from any other holder of units (or, in the case where such holder holds a sufficient number of units to elect more than one manager, such holder votes its units as efficiently as possible for such candidates and such candidates receive no further votes from holders of outstanding units). All nominations, other than those made by or at the direction of our board of managers, must be made pursuant to timely notice in writing to our Secretary. With respect to manager elections held at our annual meetings, our limited liability company agreement provides that to be timely, a unitholder’s notice must be delivered to our Secretary at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting. For a nomination of any person for election to our board of managers to be considered at the 2011 annual meeting of unitholders, it must be properly submitted to our Secretary at 1801 Main Street, Suite 1300, Houston, Texas 77002, no later than June 17, 2011, but not earlier than May 18, 2011. Our limited liability company agreement also provides that unitholder nominations of persons for election to our board of managers may be made at a special meeting of unitholders at which managers are to be elected pursuant to our notice of meeting provided unitholder notice of the nomination is timely. To be timely, a unitholder’s notice must be delivered to our Secretary not earlier than the ninetieth day prior to such special meeting and not later than the close of business on the later of the seventieth day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by our Board of Directors to be elected at such meeting.

A unitholder’s notice to our Secretary must set forth (a) as to each person whom the unitholder proposes to nominate for election or reelection as a manager all information relating to such person that is required to be disclosed in solicitations of proxies for election of managers, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a manager if elected; and (b) as to the unitholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address of such unitholder as they appear on our books and of such beneficial owner, (ii) the class and number of units which are owned beneficially and of record by such unitholder and such beneficial owner, and (iii) whether either such unitholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of units to elect such nominee or nominees.

HOUSEHOLDING MATTERS

Unitholders who share a single address will receive only one proxy statement at that address unless we have received instructions to the contrary from any unitholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a unitholder of record residing at such an address wishes to receive a separate copy of this proxy statement or of future proxy statements (as applicable), he or she may contact our Investor Relations at (877) 847-0009 or write to Investor Relations, Constellation Energy Partners LLC, 1801 Main Street, Suite 1300, Houston, Texas 77002. We will deliver separate copies of this proxy statement promptly upon written or oral request. If you are a unitholder of record receiving multiple copies of our proxy statement, you can request householding by contacting us in the same manner. If you own your common units through a bank, broker or other unitholder of record, you can request additional copies of this proxy statement or request householding by contacting the unitholder of record.

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	.

Annual Meeting Proxy Card

▼   PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

A	Proposals — The Board of Managers recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Managers:	For	Withhold		For	Withhold		For	Withhold	+
	01 - Richard H. Bachmann	☐	☐	02 - Richard S. Langdon	☐	☐	03 - John N. Seitz	☐	☐

		For	Against	Abstain
2.	Appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the year ending December 31, 2010.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	3 1 C V A R C A 1	+

101023 COMPANY BLANKS

▼   PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

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Proxy — Constellation Energy Partners LLC

The undersigned hereby appoints Stephen R. Brunner and Charles C. Ward, or each of them, with or without the other, proxies, with full power of substitution, to vote all common units that the undersigned is entitled to vote at the 2010 Annual Meeting of Unitholders of Constellation Energy Partners LLC to be held on October 27, 2010, and all adjournments and postponements thereof on all matters that may properly come before the annual meeting.

Your common units will be voted as directed on this card. If this card is signed and no direction is given for any item, they will be voted in favor of all items.

Please sign and date this card on the reverse, tear off at the perforation, and mail promptly in the enclosed postage-paid envelope.

If you have any comments or a change of address, mark on the reverse side.

(Continued and to be voted on reverse side)

SEE REVERSE SIDE